United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Restricted Stock Unit Grant Agreement

United States Steel Corporation, a Delaware Corporation, herein called the Corporation, grants to the undersigned employee of the employing company identified below (the “Grantee”) the number of Restricted Stock Units (“RSUs”) set forth below, each of which is a bookkeeping entry representing the equivalent in value of one share of the class of common stock of the Corporation set forth below:

Name of Grantee:	PARTICIPANT NAME

Name of Employing Company	(the company recognized by the Corporation
on Date Hereof:	as employing the Grantee)

Number of RSUs Granted:	# RSUs

Date of Grant:	GRANT DATE

By accepting this Grant in any manner prescribed by the Corporation, the Grantee agrees that (1) these RSUs are granted under and governed by the terms and conditions of the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan as the same may be amended from time to time (the “Plan”) and the provisions of this Restricted Stock Unit Grant Agreement, including the Terms and Conditions contained herein and any special provisions for the Grantee’s country of residence set out on Exhibit A (the “Agreement”), (2) he or she has reviewed the Plan and the Agreement in their entirety, and (3) he or she has had opportunity to obtain the advice of counsel prior to accepting this Grant and fully understand all provisions of the Plan and the Agreement.

United States Steel Corporation

By:_______________________
Authorized Officer

Terms and Conditions

1.    Grant: The Corporation has granted to the Grantee the number of RSUs set forth in this Agreement. Each RSU represents the right to receive one share of the Corporation’s common stock (a “Share”) on the date specified in Section 6 below in settlement of each RSU that has vested as provided in Sections 3, 4 of 5, below. Unless and until the RSUs are vested in the manner set forth in Section 3, 4 or 5 below, the Grantee will have no right to settlement of any such RSUs or any right to receive any Shares. Prior to settlement of any vested RSUs, such RSUs will represent an unsecured obligation of the Corporation, payable (if at all) only from the general assets of the Corporation.

2.    Restriction Period: The restriction period with regard to the RSUs shall commence on the date the RSUs are granted and end on the date the RSUs are settled as provided in Section 6, below. During the restriction period, the Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the RSUs, and any attempt to sell, transfer, assign, pledge or encumber any portion of the RSUs prior to end of the restriction period shall have no effect. During the restriction period, the Grantee shall not be entitled to vote any Shares that may be received upon settlement of any vested RSUs and shall not receive dividends paid on those Shares. The Grantee shall be entitled to receive dividend equivalents in cash; provided, however, the dividend equivalents shall not vest or be paid to the Grantee unless and to the extent the underlying RSUs vest as provided in Section 3, 4 or 5 of this Agreement.

3.    Change in Control: If the Grantee’s employment is terminated within two years following a Change in Control involuntarily (except for Cause) or, in the case of a Grantee designated by the Corporation as executive management at the time of the Change in Control, voluntarily for Good Reason, each unvested RSU will immediately vest.

4.    Termination of Employment: Unvested RSUs will immediately vest upon the Grantee’s death during employment, termination of employment by reason of Disability, or Termination with Consent. Unvested RSUs will be forfeited automatically upon any other termination of employment.

5.    Vesting: Subject to Sections 3 and 4, in order to vest in the RSUs, the Grantee must continue as an active employee of an Employing Company for three years from the Date of Grant, subject to the Employing Company’s right to terminate the Grantee’s employment at any time for any reason. The RSUs shall vest on the three-year anniversary of the Date of Grant, provided that the Grantee is continuously employed by an Employing Company through such anniversary.

Except as provided in Sections 3 and 4 of this Agreement, notwithstanding any other terms or conditions of the Plan or this Agreement to the contrary, in the event of the Grantee’s termination of employment, regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any, the Grantee’s right to vest in the RSUs, if any, will terminate effective as of the date that the Grantee is no longer actively employed by an Employing Company and will not be extended by any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the RSUs.

6.    Settlement: RSUs that have vested shall be paid in Shares, along with any dividend equivalents with respect to those vested RSUs, within 45 days after the vesting date. The Corporation shall have no obligation to issue Shares unless and until the Grantee has satisfied any applicable tax withholding obligations pursuant to Section 11 below and such issuance otherwise complies with all applicable law. Upon vesting and settlement of the RSUs, Shares shall be delivered free of all restrictions on transferability or forfeiture except for restrictions required by applicable laws and/or regulations and issued in the Grantee’s name (or, in the event of the Grantee’s death prior to such termination or such issuance, to the Grantee’s estate) for the number of Shares subject to vested RSUs. The Grantee shall not be entitled to delivery of any portion of the Shares until the corresponding portion of the RSUs has vested.

7.    Adjustments and Clawback: The number of RSUs awarded is subject to adjustment as provided in Section 8 of the Plan. The Grantee shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Grantee. This Grant shall be administered in accordance with, and is subject to, any clawback policies and provisions prescribed by the Plan, including but not limited to Section 7.07 thereof and all clawback and recoupment policies or provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any clawback or recoupment policies or provisions to the extent necessary or advisable to comply with applicable laws, as determined by the Committee.

8.    Interpretation and Amendments: This Grant, the vesting and delivery of RSUs and the issuance of Shares upon vesting are subject to, and shall be administered in accordance with, the provisions of the Plan, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Grantee, affect the rights of the Grantee under this Grant in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the RSUs or that is necessary to comply with securities or other laws applicable to the issuance of Shares shall not be considered as affecting the Grantee’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

9.    Compliance with Laws: The obligations of the Corporation and the rights of the Grantee are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any other applicable U.S. and foreign laws. No Shares will be issued or delivered to the Grantee under the Plan unless and until there has been compliance with such applicable laws.

10.    Acceptance of Grant: The Grant shall not be payable unless it is accepted by the Grantee and notice of such acceptance is received by the Stock Plan Officer.

11.    Withholding Taxes: The Grantee acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding or liability in connection with any aspect of the RSUs, including the grant, vesting, or settlement of the RSUs or the subsequent sale of Shares (“Tax-Related Items”), is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Grantee acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of the RSUs or any aspect of the Grantee’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Grantee has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of Shares issued upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Corporation (on Grantee’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares to be issued upon vesting of the RSUs. If the Corporation gives the Grantee the power to choose the withholding method, and the Grantee does not make a choice, then the Corporation will at its discretion withhold in Shares as stated in alternative (3) herein.

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds at a rate other than the minimum statutory rate, such as the maximum withholding rate, then the refund of any over-withheld amount shall be paid in cash and the Grantee will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon vesting of the RSUs, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Grantee shall pay to the Corporation or the Employing Company, any amount of Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan. The Grantee understands that no Shares or proceeds from the sale of Shares shall be delivered to Grantee, notwithstanding the lapse of the restrictions on the RSUs, unless and until the Grantee shall have satisfied any obligation for Tax-Related Items with respect thereto.

Notwithstanding anything in this Section 11 to the contrary, if the RSUs are considered nonqualified deferred compensation, the fair market value of the shares withheld together with the amount of cash withheld may not exceed the liability for Tax-Related Items.

12.    Nature of the Grant: Nothing herein shall be construed as giving the Grantee any right to be retained in the employ of an Employing Company or affect any right which the Employing Company may have to terminate the employment of such Grantee. Further, by accepting this grant of RSUs, the Grantee acknowledges that:

a)
the Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by its terms;

b)
the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

c)	all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Committee or its delegee, as applicable;

d)	the Grantee is voluntarily participating in the Plan;

e)
the RSUs and the Shares subject to the RSUs are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Grantee’s employment contract, if any;

f)
the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;

g)	the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

h)	the grant of RSUs will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;

i)	the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

j)
no claim or entitlement to compensation or damages arises from forfeiture of the RSUs resulting from termination of the Grantee’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Grantee’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Grantee is not otherwise entitled, the Grantee irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;

k)	it is the Grantee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the vesting of the RSUs;

l)
the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the Shares underlying the RSUs;

m)	the Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;

n)
unless otherwise provided in the Plan or by the Corporation in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Corporation; and

o)	the following provisions apply only if the Grantee is providing services outside the United States:

(i)	the RSU and Shares subject to the RSU are not part of normal or expected compensation or salary for any purpose; and

(ii)
the Grantee acknowledges and agrees that neither the Corporation, the Employing Company nor any Subsidiary or affiliate of the Corporation shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Grantee pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

13.    Data Privacy: The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Employing Company and the Corporation hold certain personal information about the Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Grantee’s favor, as the Employing Company and/or the Corporation deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee acknowledges and understands that Data may be transferred to any broker as designated by the Corporation and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere (and outside the European Economic Area), and that the recipient’s country may have different, including less stringent, data privacy laws and protections than the Grantee’s country. The Grantee understands that Corporation may transfer Grantee’s Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in Grantee’s country. The Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired upon vesting of the RSUs. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Grantee further understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke consent, the Grantee’s employment status or service and career with the Employing Company will not be adversely affected. The Grantee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the RSUs or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

14.    Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation. The Grantee consents to the electronic delivery of the Plan documents and the Agreement. The Grantee acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Corporation by telephone or in writing. The Grantee further acknowledges that the Grantee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Grantee understands that the Grantee must provide the Corporation or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Grantee may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Grantee has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Grantee understands that he or she is not required to consent to electronic delivery of documents.

15.     Code Section 409A: It is the intent that the vesting or the payments of RSUs set forth in this Agreement shall either qualify for exemption from or comply with the requirements of Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or settlements provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Corporation makes no representation that the vesting or settlement of RSUs provided under this Agreement will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the vesting or settlement of RSUs provided under this Agreement. In the event that any payment to a U.S. taxpayer or Grantee otherwise subject to U.S. taxation, with respect to an RSU is considered to be based upon separation from service, and not compensation the Grantee could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Grantee’s termination if the Grantee is a “specified employee” under Section 409A of the Code upon his separation from service.

16.    Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

17.    Language: If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18.    Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof.

For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.

19.     Exhibit A: Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in Exhibit A to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Grantee, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit A constitutes part of this Agreement.

20.     Insider Trading Restrictions/Market Abuse Laws: The Grantee acknowledges that, depending on the Grantee's country of residence, the Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Grantee's ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Corporation (as defined by any applicable laws in the Grantee's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation. The Grantee acknowledges that it is the Grantee's responsibility to comply with any applicable restrictions, and the Grantee is advised to speak to his or her personal advisor on this matter.

21.     Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.     Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

23. Waiver: The Grantee acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee.

24. Definitions: In addition to the capitalized terms defined in the Plan, the following terms as used herein shall have the following meanings when used with initial capital letters:

a)
“Termination” shall mean the applicable employee’s termination of employment. For purposes of this Agreement, (i) for U.S. taxpayers, Termination and words of similar effect shall be construed consistent with a “separation from service” under Section 409A of the Code to the extent required by Section 409A of the Code, and (ii) for non-U.S. taxpayers, Termination and words of similar effect shall mean that the Grantee is no longer actively employed by an Employing Company, without regard to any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any).

b)
“Termination with Consent” shall mean Termination with the consent of the Committee. Consent shall be deemed to be given if the employee incurs a break in continuous service under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation.

EXHIBIT A

Additional Terms and Conditions of the
United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Restricted Stock Unit Grant Agreement

TERMS AND CONDITIONS

This Exhibit A includes additional terms and conditions that govern the RSUs granted to the Grantee under the Plan if he or she works or resides in one of the countries listed below. If the Grantee is a citizen or resident of a country other than that in which the Grantee is currently working or transfers employment to another country after the RSUs are granted, the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee. Certain capitalized terms used but not defined in this Exhibit A have the meanings set forth in the Plan and/or the Agreement.

NOTIFICATIONS

This Exhibit A also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to participation in the Plan. The information is based on the laws in effect in the applicable countries as of February 2016. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Grantee not rely on the information in this Exhibit A as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Grantee vests in the RSUs or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and the Corporation is not in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Grantee’s situation.

Finally, if the Grantee is a citizen or resident of a country other than that in which the Grantee is currently working or transfers employment to another country after the RSUs are granted, the information contained herein may not be applicable.

CANADA

TERMS AND CONDITIONS

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of RSUs does not provide any right for the Grantee to receive a cash payment in settlement of the RSUs upon vesting and the RSUs are payable in Shares only.

Securities Law Commitment on Sale of Shares. As a condition of the grant of RSUs and the issuance of Shares upon vesting of the RSUs, the Grantee undertakes to only sell, trade or otherwise dispose of any Shares issued to the Grantee under the Plan in accordance with applicable Canadian securities laws. Under current laws, this means that the Grantee will need to sell any Shares issued under the Plan using the services of a broker or dealer that is registered under Canadian provincial or territorial securities legislation. The Grantee will not be permitted to sell, trade or otherwise dispose of his or her Shares through the Corporation’s designated U.S. plan broker, Fidelity Investments, unless such sale, trade or disposal can be executed in accordance with applicable securities laws. As legal requirements may be subject to change, Grantees are encouraged to seek specific advice about their individual situation before taking any action with respect to securities issued to them under the Plan.

By accepting this RSU, the Grantee expressly agrees that he or she will consult with a personal legal advisor to address any questions that may arise regarding compliance with this requirement. The Grantee understands and agrees that he or she will be liable for any failure to comply with the foregoing provision.

The following provisions will apply if the Grantee is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, this Exhibit A and all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée: Les parties reconnaissent avoir exigé la rédaction en anglais de l'accord, cette pièce A, y ainsi que de tous documents, avis donnés et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement aux présentes.

Data Privacy. This provision supplements Section 13 of the Agreement:

The Grantee hereby authorizes the Corporation and the Employing Company and their respective representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Corporation and any Subsidiary or affiliate and the Committee to disclose and discuss the Plan with their respective advisors. The Grantee further authorizes the Corporation and any Subsidiary or affiliate to record such information and to keep such information in the Grantee’s employee file.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign property (e.g., Shares acquired under the Plan and possibly RSUs) on form T1135 (Foreign Income Verification Statement) if the total cost of their foreign property exceeds C$100,000 at any time in the year. It is Grantee’s responsibility to comply with these reporting obligations, and Grantee is encouraged to consult his or own personal tax advisor in this regard.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank) electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de). It is the sole responsibility of the Grantee to make such report.

Securities Disclaimer. The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany.

SLOVAK REPUBLIC

NOTIFICATIONS

Foreign Assets Reporting Information. If the Grantee permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Grantee will be obligated to report his or her foreign assets (including any foreign securities such as Shares acquired under the Plan) to the National Bank of Slovakia if the value of the foreign assets exceeds €2,000,000. These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia's website at www.nbs.sk.

Furthermore, if the above preconditions are met (i.e. permanent residence in the Slovak Republic and entrepreneurial activities in addition to the employment), the Grantee will be obliged to report certain additional information under Section 34b of Act No. 566/1992 Coll. on National Bank of Slovakia as amended. This information is mostly of general nature and contains personal identification data of the Grantee - place and date of birth, birth certificate number, academic degree, etc., as well as telephone and fax number and e-mail address of the Grantee, if any.

Securities Disclaimer. The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in the Slovak Republic.

UNITED KINGDOM

NOTIFICATIONS

Securities Disclosure. This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the RSUs are exclusively available in the UK to bona fide employees and former employees and any other UK subsidiary of the Corporation.

Retention Grant Agreement – May 2016
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